Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion of our opinion, dated May 20, 2012, to the board of directors of Eaton Corporation (“Eaton”) as Appendix F to the Joint Proxy Statement/Prospectus of Eaton and Cooper Industries plc, which is part of the Registration Statement on Form S-4 of Eaton Corporation Limited filed with the Securities and Exchange Commission on June 22, 2012 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Eaton’s Financial Advisors,” “The Transaction—Background of the Transaction,” “The Transaction—Recommendation of the Eaton Board of Directors and Eaton’s Reasons for the Transaction,” and “The Transaction—Opinions of Eaton’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Thomas M. Miles
Thomas M. Miles Managing Director

New York, New York

June 22, 2012